Exhibit 10.01

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of July 12, 2012 (“Agreement”), by and among NPL Construction Co., a Nevada corporation (“Company”), and James P. Kane (“Employee”).

RECITALS

WHEREAS, Company and Employee have agreed that Company will employ Employee upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

ACCORDINGLY, for and in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, the parties hereto do hereby covenant and agree as follows:

ARTICLE I

EMPLOYMENT, TERM AND DUTIES

1.1 Employment. Company hereby employs Employee for the term set forth in Section 1.2 below, to serve Company in the capacity of President and Chief Executive Officer.

1.2 Term of Employment. The term of this Agreement and employment of Employee hereunder shall commence on the date hereof and end on December 31, 2013, unless Employee’s employment hereunder is terminated pursuant to Article III below (“Employment Term”).

1.3 Office and Duties. During the Employment Term:

A. Employee shall be employed by Company as its President and Chief Executive Officer and shall have the duties, responsibilities and authority commensurate with such office and as shall be assigned to Employee from time to time by the Board of Directors of the Company (the “Board”).

B. Employee shall serve faithfully, diligently, to the best of his ability and capacity, and on a full-time basis, in the foregoing capacities and with respect to the foregoing duties on behalf of Company. Employee will be based in Phoenix, Arizona, and will travel to other locations as is required to discharge his responsibilities.

1.4 Engaging in Other Employment. During the term of this Agreement, Employee shall during normal working hours (unless prevented by ill health or accident and except during vacations and holidays) devote the whole of Employee’s time, attention and abilities to carrying out Employee’s duties hereunder and Employee shall not directly or indirectly render any services of a business, commercial, or professional nature, to any other person or organization not designated by the Board, whether for compensation or otherwise, or have any financial interest in any other business or profession without the prior written consent of the Board.

Notwithstanding the foregoing, Employee shall not be prohibited from rendering services to a non-profit organization provided that the Employee is able to fulfill his duties hereunder. Nothing in this Section 1.4 shall preclude Employee from holding or acquiring less than 1% of the outstanding shares or other securities of any other company, which is publicly traded, by way of bona fide investment.

1.5 Uniqueness of Employee’s Services. Because of Employee’s expertise and Employee’s reputation in the industry, the services to be performed by Employee, under the terms of this Agreement, are of a special, unique, unusual, extraordinary, and intellectual character, which gives the services a special value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Company, in addition to any other rights or remedies which Company may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this contract by Employee.

1.6 Misrepresentation. Employee shall not knowingly at any time make any untrue statement in relation to Company, and in particular shall not after the termination of Employee’s employment hereunder wrongfully represent himself as being employed by or connected with Company.

1.7 Inventions, etc.

A. It shall be part of the normal duties of Employee to consider in what manner and by what new methods the services, processes or equipment of Company or any associated company with which he is concerned or for which he is responsible, in each case only as related to Company, might be improved, and promptly to give to the Board full details of any invention or improvement relating to the Business (defined below) or potential Business, which Employee may from time to time make or discover in the course of Employee’s duties, and to use Employee’s best efforts within the scope of his authority and responsibility to further the interests of Company with regard thereto. Subject to any contrary provisions of the laws of the United States or any state in which the Employee performs services hereunder, Company shall be entitled free of charge to all of Employee’s rights, title and interest, if any, in any such invention or improvement and, so far as the law permits, to the exclusive use thereof. “Business” means (i) the business of providing utility and energy distribution system construction services (including related pre- and post-construction services) including (a) installation, replacement, repair and maintenance of gas and electric distribution systems or fiber-optic cable infrastructure, (b) construction of underground or overhead pipeline, cable, wire and conduit and (c) traffic control, materials management and emergency services customarily related to the foregoing; or (ii) the development, marketing and commercialization of gas heat pump technology.

B. Employee shall, if and when required so to do by Company, at the expense of Company apply or join with Company in applying for patents or other protection in any part of the world for any such discovery, invention or process as aforesaid and shall, at the expense of Company, execute and do or procure to be executed or done all instruments and things reasonably necessary for vesting the said patent or other protection when obtained and all right, title and interest to and in the same in Company or in such other person as Company may require.

C. For the purpose of this clause Employee HEREBY IRREVOCABLY AUTHORIZES Company as Employee’s attorney in Employee’s name to execute and do any documents or things which are required in order to give effect to the provisions of this Section 1.7 and Company is hereby empowered to appoint and remove at its pleasure any person as agent and substitute for and on behalf of Company in respect of all or any of the matters aforesaid.

1.8 Employee Handbook. Employee agrees to comply with the terms and conditions of the Company’s Employee Handbook.

1.9 Internal Controls and Terms of Reference. Employee shall comply with, and insure the implementation and compliance with, Company’s policies, rules and internal control procedures.

ARTICLE II

EMPLOYMENT, COMPENSATION AND BENEFITS

2.1 Basic Compensation. For all the services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee an annual base salary (“Base Salary”) of $500,000 (i.e., $41,667 per month) which amount may be increased (but not decreased) in the discretion of the Board. Employee’s annual base salary shall be paid in equal installments consistent with the Company’s practices for its employees, subject to deductions pursuant to Section 5.3.

2.2 Annual Bonus. At the discretion of the Board, Employee may receive an annual cash bonus (the “Annual Bonus”) for each fiscal year or portion thereof ending December 31 during the Employment Term targeting 130% (and capped at 170%) of Employee’s base salary paid by Company during each such period. The amount of each Annual Bonus shall be determined in the good faith judgment of the Board considering both the financial performance of Company and the personal performance of the Employee of his general duties and responsibilities.

2.3 Bonuses, generally. Employee acknowledges that he will not participate in the Company’s Central Leadership Bonus Plan or any other bonus or incentive compensation arrangement of the Company. The entire amount of the Annual Bonus will be paid in immediately available funds (i.e., no deferred or retention-based compensation). Notwithstanding Section 2.2 above, Annual Bonuses shall be subject to the following limitations:

(A) In the event of termination of this Agreement, the obligation to pay any Annual Bonus under Section 2.2 will be determined as set forth in Section 3.2.

(B) For the avoidance of doubt, any bonus paid under this Agreement will be subject to the satisfaction of applicable conditions (including relevant financial targets), as determined in the good faith judgment of the Board, and shall be calculated and paid within 30 days of the receipt by Company of an independent auditor’s report with respect to the audited financial statements for the fiscal year for which such bonus is payable.

2.4 Retirement Gift. At the end of Employee’s employment with the Company, Company will pay Employee $12,500 as a retirement gift.

2.5 Reimbursement of Expenses. Company will reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of Company and Employee’s performance under Article I, including, but not limited to, such items as entertainment, travel, hotel accommodations, meals and similar items. Such reimbursement shall be in accordance with Company policies applicable to management employees and shall be made against reasonable documentary evidence provided by Employee, such as receipts, invoices, etc.

2.6 Other Benefits. Company will provide for Employee the following benefits during the Employment Term:

A. company car and vehicle insurance, gasoline, and maintenance for such company car (such benefits will be taxable to the extent they are for personal use);

B. reimbursement for relocation expenses from Las Vegas, Nevada to Phoenix, Arizona in an amount not to exceed $15,000;

C. retirement, health and long-term disability insurance coverage and life insurance in accordance with the standard policies of Company;

D. all customary benefits available to executives of Company whether or not specifically enumerated herein including, but not limited to, reasonable office space acceptable to Employee; and

E. five (5) weeks paid vacation annually.

ARTICLE III

TERMINATION AND SEVERANCE OF EMPLOYMENT

3.1 Termination of Employment. Employee’s employment under Article I may be terminated at any time during the Employment Term, but only on the terms and conditions set forth below and provided expressly that the provisions of this Article III shall survive the termination of Employee’s employment under Article I.

A. Mutual Agreement. Employee’s employment hereunder may be terminated at any time by mutual agreement on terms to be negotiated and reduced to writing at the time of such termination.

B. Death. Employee’s employment hereunder shall terminate upon his death.

C. Disability. If by reason of physical or mental disability Employee is unable to perform his full duties for a period of ninety (90) or more consecutive days, or one hundred and twenty (120) cumulative days during any twelve (12) month period during employment under this Agreement, his employment hereunder may be terminated by Company.

D. Dissolution. Employee’s employment shall be terminated upon the dissolution of Company if such dissolution is approved by a majority of the members of the Board.

E. Cause. Employee’s employment may be terminated by Company (i) for “Cause” which shall mean for purposes of this Agreement (a) Employee’s conviction of, or if Employee pleads guilty or nolo contendere to, any crime involving an act of moral turpitude or any felony, or involving embezzlement or misappropriation of money or other property, (b) Employee’s failure or willful refusal to perform his duties on behalf of Company which duties are consistent with the scope and nature of Employee’s responsibilities as set forth in Article I of this Agreement and with the other provisions of this Agreement and which are not remedied by Employee within 30 days after receipt of written notice of such alleged violative activities from the Board, (c) any act of gross negligence or willful or gross corporate waste by Employee to Company which materially and adversely affects the business, financial condition, prospects or reputation of Company, or (d) any material breach of this Agreement or any serious breach of Employee’s fiduciary duties owed to Company; or (ii) at any time without Cause upon thirty (30) days advance notice to Employee. Company agrees to use good faith in determining whether events or circumstances constitute grounds of discharge for “Cause” as defined above.

F. Good Reason. Employee may terminate his employment (i) for “Good Reason” within 90 days of the occurrence of any of the following events: (a) if, without Employee’s consent, he is assigned duties or responsibilities which materially change the scope of the duties or responsibilities associated with his title or positions, (b) if Company terminates Employee’s employment for Cause and it is determined that Cause did not exist or (c) the material breach by Company under this Agreement; provided, however, that Employee has given Company prior written notice of such breach and the breach has not been cured within thirty (30) days of such notice; or (ii) at any time without Good Reason upon thirty (30) days advance notice to the Company.

3.2 Payment Upon Termination. In the event of termination of this Agreement as a result of the expiration of the term stated in Section 1.2, Employee shall be entitled to Base Salary and an Annual Bonus (if any) through the end of the Employment Term, and Employee shall not have any entitlement for any period thereafter. In the event of termination of Employee’s employment under this Agreement pursuant to Sections 3.1B (Death) or 3.1C (Disability) as permitted herein, Employee shall be entitled only to his Base Salary, Annual Bonus (if any) and fringe benefits provided for herein earned, on a proportionate basis, through the date of such termination. In the event of termination of Employee’s employment under this Agreement pursuant to Section 3.2F(i) (Good Reason) or by Company pursuant to Section 3.2E(ii) (without Cause), Employee shall be entitled to his Base Salary and fringe benefits provided for herein through December 31, 2013 in equal monthly installments, plus Annual Bonus (if any) for the fiscal year during which such termination occurs (on the condition that Employee satisfies his obligations hereunder, including those contained in Article IV hereof). In the event of termination of Employee’s employment under this Agreement by Employee pursuant to Section 3.2F(ii) (without Good Reason) or by Company pursuant to Section 3.2E(i) (Cause), Employee shall be entitled only to his Base Salary and fringe benefits provided for herein earned, on a proportionate basis, through the date of such termination, but Employee shall not be entitled to any bonus provided for herein. For the avoidance of doubt, any bonus paid pursuant to this section will be subject to the satisfaction of applicable conditions (including relevant financial targets), as determined in the good faith judgment of the Board, and shall be calculated and paid within 30 days of the receipt by Company of an independent auditor’s report with respect to the audited financial statements for the fiscal year for which such bonus is payable.

3.3 Specified Employee. Notwithstanding anything to the contrary in this Article III, if the Employee is a “specified employee” within the meaning of Section 409A, during the six- (6-) month period following the Employee’s termination of employment with the Company, payments to the Employee under this Article III (other than reimbursements and in-kind amounts described in Treasury Regulation Section 1.409A-1(b)(9)(v) or any successor provision thereto) that constitute “non-qualified deferred compensation” under Section 409A shall be delayed and paid to the Employee on the first regularly scheduled Company executive pay date that occurs in the seventh (7th) calendar month following the calendar month in which the Employee’s termination of employment occurs; thereafter, any additional payments owed to the Employee under this Article III shall be paid to the Employee in the manner otherwise specified in this Article III. With respect to any payment delayed pursuant to this Section 3.1H, the Company shall pay the Employee, on the day on which such delayed payment is made to the Employee, interest on such delayed payment for the period of such delay at the applicable federal rate provided for in Section 1274(d) of the Code for the month in which such delayed payment otherwise would have been made. Each installment payment under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

3.4 Separation from Service. For purposes of this Agreement, the Employee will be deemed to not have terminated employment with the Company unless the Employee has incurred a Separation from Service. “Separation from Service” means the termination of the Employee’s employment by the Company if the Employee dies, retires or otherwise has a termination of employment with the Company; provided that the Employee’s employment relationship is treated as continuing intact while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or longer, if the Employee’s right to reemployment is provided either by statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Company. If the period of leave exceeds six (6) months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six- (6-) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment, or any substantially similar position of employment, a twenty-nine (29-) month period of absence may be substituted for such six- (6-) month period. For purposes of this paragraph, the term “Company” includes all other organizations that together with the Company are part of a control group of organizations under Section 414(b) and Section 414(c) of the Code. Whether the Employee has incurred a Separation from Service shall be determined based in accordance with Section 409A. Additionally, if the Employee ceases to work as an Employee, but is retained to provide services as an independent contractor of the Company, the determination of whether the Employee has incurred a Separation from Service shall be determined based in accordance with Section 409A.

ARTICLE IV

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

4.1 Non-Competition and Non-Solicitation. Employee hereby expressly covenants and agrees that during the term of his employment with Company hereunder and for the Restricted Period (defined below), he shall not, directly or indirectly, do any of the following acts: (i) assist, plan, organize, own, manage, operate, join, control, provide service to, or participate in (in any capacity whatsoever) any business, individual, partnership, firm or corporation or any other business organization, which is at the time engaged wholly or partly, in the Business (as defined above) in any geographic location in which Company or any of its subsidiaries or affiliates, including without limitation Southwest Administrators, Inc. (“Affiliates”), (either directly or indirectly) conducts the Business (as of the date of this Agreement or as of the beginning of the Restricted Period) or has conducted the Business within the three years prior to the date of this Agreement (herein referred to as the “Territory”); (ii) solicit, employ, hire or cause to be solicited, employed or hired any officer, stockholder, employee, consultant or agent employed or retained by the Company or any Affiliate, without the prior written consent of Company; (iii) divert or attempt to divert from Company to any competitor of Company any existing customer or supplier, or (based on work or research done or contacts made by Company) any prospective customer or supplier of Company within the Territory serviced or contacted by Employee in connection with the Business during the term of this Agreement, without the prior written consent of Company; (iv) intentionally disrupt or intentionally attempt to disrupt any business relationship between any third party and Company or any Affiliate in connection with the Business; or (v) make any statement or perform any act for the purpose of intentionally damaging the reputation of Company or any Affiliate in connection with the Business. For purposes of this Agreement, the term “Restricted Period” shall mean the period beginning upon the termination of Employee’s employment hereunder and ending on the date that is six (6) months after the date of such termination. For avoidance of doubt, in the event that this Agreement terminates as a result of the expiration of the term stated in Section 1.2, the Restricted Period shall end on June 30, 2014. Employee acknowledges that the areas of the Territory are separate and distinct covenants, severable one from the other, and that all such areas shall apply unless any such area is determined to be unreasonable, invalid or unenforceable by a court of competent jurisdiction, in which case such area shall not apply. Whenever possible, each provision of this Section 4.1 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 4.1 shall be prohibited by or invalid under applicable law, then such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 4.1. If any provision of this Section 4.1 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, then such judgment shall not affect, impair or invalidate the remainder of this Section 4.1 but shall be confined in its operation to the provision of this Section 4.1 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 4.1 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law. Buyers acknowledge that neither direct nor indirect ownership by any Seller of one percent or less of the outstanding common shares of any publicly traded corporation, partnership or trust shall constitute a breach of this Section 4.1. Nothing in this Section 4.1 shall prohibit any investment by Employee, directly or indirectly, in publicly traded securities issued by a Person other than Company involved in or conducting the Business; provided that Employee, directly or indirectly, does not own (or have the right to acquire) more than 1% of the outstanding equity or voting securities of such Person. “Person” shall mean an individual, corporation, limited liability company, general partnership, limited partnership, trust or unincorporated association, or a government or any agency or political subdivision thereof.

4.2 Non-Disclosure of Confidential Information.

A. Employee hereby acknowledges and agrees that Company may provide him with data and information (including without limitation specifications, drawings, sketches, models, samples, tools, technical information, methods, processes, techniques, shop practices, formulas, compounds, compositions, research data, marketing and sales information, customer lists, plans, know-how, data, written, oral or otherwise), which is privileged, confidential and proprietary to Company, in order to enable Employee to successfully perform his obligations hereunder. Employee agrees that all such data and information, as well as any data and information of Company, or relating to its affairs, which may be acquired by Employee, intentionally or unintentionally, directly or indirectly, during the Employment Term, shall be and remain the sole and exclusive property of Company, and shall be returned to Company, as applicable, in a complete and unaltered form, upon expiration or termination of the Employment Term. Furthermore, Employee agrees that no part or portion of any of such information or data shall be used, reproduced, published or disseminated in any manner whatsoever except as is necessary in the ordinary course of performance of the Employee’s employment, or upon express written permission granted by Company. Without limiting the generality of the foregoing, Employee agrees to keep secret and confidential all data and information concerning trade secrets, research, new or planned products or services, customers, supply sources, proprietary rights, finances, strategies, business and activities of Company and its potential or actual customers.

B. If Employee becomes legally compelled (by oral questions deposition, interrogatory, request for documents, subpoena civil investigative demand or similar process or by rule, regulation or other applicable law) to disclose any of the data or information described in Section 4.2A above (collectively, the “Confidential Information”), Employee shall promptly notify Company of such requirement before any disclosure is made so that Company may seek a protective order or other appropriate remedy or may waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, or if Company waives compliance with the provisions hereof, Employee agrees that only that portion of the Confidential Information that it is legally required to disclose will be disclosed. “Confidential Information” shall not include (i) information published or available to the public through no fault of the Employee; (ii) information received by the Employee from parties not connected with Company without the breach of any obligation of confidentiality or (iii) information of a general nature not pertaining to either party.

4.3 Right to Injunction. Employee does hereby acknowledge and agree that Company will be irreparably harmed if Employee violates the terms of Sections 4.1 or 4.2 hereof, and further agrees that, in addition to all other rights and remedies which Company may have under the terms hereof and pursuant to all applicable law, Company shall have the right to seek and obtain equitable relief in the form of a temporary restraining order and permanent injunction, in each case without the necessity of posting bond, against Employee’s violation of the terms of Sections 4.1 or 4.2 hereof. In addition, if Employee violates any covenant contained in Section 4.1 and Company brings legal action for injunctive or other relief, Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of such Section 4.1. Accordingly, the covenants of Employee contained in Section 4.1 shall be deemed to have durations as specified above, which periods shall terminate on the latter of (i) the termination of the Restricted Period and (ii) the date six (6) months after the entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Employee in Section 4.1.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any and all notices required or permitted to be given hereunder shall be in writing and shall be given by certified or registered mail, by recognized overnight mail service or by personal delivery, but shall be deemed to have been given only when received by the party to whom such notice is addressed and any such notice to be given by either party hereto shall be given at the address of each such party listed in the preamble of this Agreement or to such other address as may be furnished in writing by such party to the other party to this Agreement, it being the intention that all notices pursuant hereto shall be effective only upon receipt.

5.2 Contents of Agreement, Parties in Interest, Assignment, Etc. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and any and all previous agreements or any other understandings, whether written or oral, between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. For the avoidance of doubt, the term “subject matter”, as used in the prior sentence, includes, without limitation, any past or future compensation, bonuses, reimbursements or other payments to Employee from Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement may and shall be assigned or transferred to, and shall be binding upon and inure to the benefit of, any successor of Company, as applicable, and any such successor shall be deemed substituted for all purposes for Company, as applicable, under the terms of the Agreement. As used in this Agreement the term “successor” shall mean any person which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets or business of Company, as applicable. Notwithstanding such assignment, Company, as applicable, shall remain, with such successor, jointly but not severally, liable for all obligations hereunder. In no event shall Employee assign or delegate his duties under this Agreement.

5.3 Deductions. All payments under this Agreement shall be subject to such social security, withholding taxes and other payroll deductions as are required to be made by law or as are authorized by Employee.

5.4 Employee Acknowledgement and Section 409A. The Employee acknowledges and agrees that he has consulted with and relied exclusively on his own counsel regarding the tax effects of this Agreement and that the Company shall have no liability or obligation with respect to any tax imposed by Section 409A, or other Code section, on the Employee as a result of the transactions and payments contemplated by this Agreement. The parties agree that this Agreement shall be construed and interpreted to the maximum extent possible to be exempt from or comply with Section 409A.

5.5 Waiver. A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or any subsequent breach thereof.

5.6 Amendment of Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent permitted by law, this Agreement may be amended, supplemented or interpreted at any time by written instrument duly executed by each of the parties hereto which shall have been duly authorized by appropriate action taken by the Board.

5.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall constitute but one and the same document.

5.8 Governing Law and Enforcement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the United States of America and the State of Arizona. This Agreement was negotiated, executed, delivered and is to be performed in Arizona. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.9 Captions. The headings or captions in this Agreement have been included for ease of reference only and are not to be considered in the construction or interpretation of this Agreement or any Section or clause contained herein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EMPLOYEE:

/s/ James P. Kane
James P. Kane

COMPANY:

NPL Construction Co., a Nevada Corporation

By:	/s/ Jeffrey W. Shaw
Jeffrey W. Shaw, Chairman of the Board of Directors